EXHIBIT 99.1

Contact:	Bill Lackey	FOR IMMEDIATE RELEASE
	Director, Investor Relations	Moved On PR Newswire
	Corporate	Date: May 13, 2003
310.615.1700
blackey3@csc.com

Mike Dickerson
Sr. Manager, Corp. Communications
Corporate
310.615.1647
mdickers@csc.com

CSC REPORTS FOURTH QUARTER RESULTS

               EL SEGUNDO, Calif., May 13 -- Computer Sciences Corporation (NYSE: CSC) today reported results for its fiscal 2003 fourth quarter, ended March 28, 2003. Revenue was $3.08 billion. Fourth quarter and fiscal 2003 net earnings per share (diluted), after the impact of an after tax special charge of $3.3 million ($5.2 million pre-tax), or approximately 2 cents per share, related to the March 7, 2003, acquisition of DynCorp, were 93 cents and $2.54, respectively. Earnings per share (diluted) were 1 cent over consensus estimates.

               Effective for fiscal 2003, the company adopted SFAS No. 142, which eliminates the amortization of goodwill and certain intangible assets. (Please see Amortization Impact of SFAS No.142 -- table attached).

               Quarterly revenue from CSC's U.S. federal government activities of $993.8 million grew 19%. The increase is attributable to the March 7, 2003, DynCorp acquisition. This revenue increase coupled with that of CSC's European activities, which benefited from favorable currency exchange rate movements, offset continued softness in the global demand for short-term commercial information technology (IT) services. Year-over-year profit margin improvement for the quarter was driven by CSC's federal sector, North American consulting and systems integration operations and continued gains in companywide operating efficiency. The quarter's results included solid cash flow performance and further balance sheet improvements resulting in an improved debt-to-total-capitalization ratio.

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Computer Sciences Corporation - Page 2	May 13, 2003

For the fourth quarter (ended March 28):

--	Revenues were $3.08 billion, up 1.4% (down approximately 3.8% in constant currency) over last year's comparable quarter;

--	Net income was $162.7 million, after the pre-tax special charge of $5.2 million;

--	Earnings per share (diluted) were 93 cents;

--	and announced new business awards were $3.8 billion.

For the twelve months (ended March 28):

--	Revenues were $11.3 billion, down 0.3% (down approximately 3.3% in constant currency) from fiscal 2002;

--	Net income was $440.2 million, after the pre-tax special charge of $5.2 million;

--	Earnings per share (diluted) were $2.54;

--	and announced new business awards totaled $7.7 billion.

               "Allowing for the challenging global IT market, we are pleased with our results for the fourth quarter," said CSC Chairman and Chief Executive Officer Van B. Honeycutt. "Our fourth quarter performance closes out what has been a difficult year for the IT services industry. We are pleased with the improvements we have made in the face of this difficult environment.

               "With the increasing demand for IT services within the U.S. federal government and our recent acquisition of DynCorp, we are very well positioned to benefit from the opportunities this market presents. CSC now offers significantly increased resources as the U.S. federal government strives to enhance the country's national security. Additionally, the ongoing integration of DynCorp into CSC expands our breadth of service offerings to the federal government across a much broader spectrum of departments and agencies.

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Computer Sciences Corporation - Page 3	May 13, 2003

               "We are currently addressing a robust 35-month federal pipeline exceeding $39 billion, of which approximately $23 billion is scheduled for award over the remainder of this fiscal year," said Honeycutt. "These opportunities include major Department of Defense and civil agency programs to modernize systems and infrastructure, utilize IT and business process outsourcing, provide enhanced homeland security and satisfy e-government initiatives.

               "The market for global commercial infrastructure and business process outsourcing continues to offer a solid array of opportunities," added Honeycutt. "As a premier provider of IT services to commercial and government clients worldwide, we will continue to concentrate on enhancing our service delivery quality and capabilities in order to advance our clients' operating efficiencies and competitiveness. Our clients expect and will receive nothing less given our 40 years of experience in delivering operational and financial results.

               "As we indicated during the past two quarters, we continue to see signs of demand stabilization in North America for consulting and systems integration services, and our efforts in that marketplace have resulted in meaningful improvements year-over-year. While we have not seen similar signs of stabilization in consulting and systems integration activities in Europe and Asia, we are encouraged by the continued solid performance of our European commercial outsourcing business.

               "We have announced approximately $2.8 billion in new awards so far during this first quarter of fiscal 2004, including last week's CSC-led Prism Alliance UK Royal Mail Group outsourcing contract, " Honeycutt continued. "The award is a 10-year, $2.4 billion contract to manage the Royal Mail Group's data centers, data networks, voice services, desktop computers and more than 600 business applications. We previously indicated that we had been downselected for negotiation and we are very pleased to have successfully concluded an agreement.

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Computer Sciences Corporation - Page 4	May 13, 2003

               "Entering fiscal 2004, we currently anticipate revenue to be in the range of $14.3 billion to $14.7 billion and earnings per share (diluted) to be in the range of $2.78 to $2.88. Our assumptions for the first quarter are revenue growth of approximately 25% and earnings per share (diluted) in the 50 cent to 52 cent range."

ACQUISITION-RELATED SPECIAL CHARGE

               The fourth quarter pre-tax special charge of $5.2 million relates to software associated with prior CSC operations now deemed redundant to assets acquired with DynCorp. CSC expects to recognize additional acquisition-related charges, not exceeding $35 million, in coming quarters.

BUSINESS RESULTS

               CSC's U.S. federal government revenue growth for the fourth quarter reflected the acquisition of DynCorp during the quarter. Revenues increased to $993.8 million, up 19% from the $835.4 million recorded in last year's comparable quarter. Revenues from CSC's U.S. Department of Defense activities were $581.4 million, up 9.8% from last year's $529.5 million, with major contributions from DynCorp-related activities. CSC's civil agencies business grew 34.8% to $412.4 million, from $305.9 million last year, fueled by the DynCorp acquisition as well as additional volumes on existing CSC contracts with the U.S. Immigration and Naturalization Service, the General Services Administration and NASA.

               For the fourth quarter, global commercial revenues were $2.09 billion, down 5.2% (down approximately 12.5% in constant currency) compared with $2.20 billion for last year's fourth quarter. U.S. commercial revenue was $944.6 million, down 14.4% from last year's $1.10 billion. European revenue was up 8.9% to $838.7 million, compared with last year's $770.4 million, but declined approximately 8.8% in constant currency. Non-European international revenue declined 7.5% (down approximately 14.9% in constant currency) to $302.0 million, from last year's $326.4 million.

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Computer Sciences Corporation - Page 5	May 13, 2003

               As announced in the company's press release dated April 22, 2003, a teleconference will be held today at 5:00 p.m. EDT to discuss the fourth quarter results. This teleconference can be accessed from the CSC Web site at www.csc.com/investorrelations in a listen-only mode.

               Founded in 1959, Computer Sciences Corporation is one of the world's leading information technology (IT) services companies. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

               With approximately 90,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $11.4 billion for the 12 months ended March 28, 2003. For more information, visit the company's Web site at www.csc.com.

All statements and assumptions in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the current expectations and beliefs of Computer Sciences Corporation, but are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results described in such statements. For a description of these factors, see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations; Forward-Looking Statements" in CSC's Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 2002.

The financial data in the tables attached to this press release include "non-GAAP financial measures." Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flow that either excludes or includes one or more of the amounts included or excluded, respectively, in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"). The non-GAAP financial measures included in this press release are not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Note to Analysts and Editors: Please see attached tables.

Computer Sciences Corporation - Page 6	May 13, 2003

Revenues by Market Sector
(unaudited)

	Fourth Quarter Ended
	Mar. 28,	Mar. 29,	% of Total
In millions	2003	2002	Fiscal 2003	Fiscal 2002

U.S. commercial	$ 944.6	$1,102.9	31%	36%
Europe	838.7	770.4	27	25
Other international	302.0	326.4	10	11
Global commercial	2,085.3	2,199.7	68	72

Department of Defense	581.4	529.5	19	18
Civil agencies	412.4	305.9	13	10
U.S. federal government	993.8	835.4	32	28

	$3,079.1 =========	$3,035.1 =========	100% =========	100% =========

	Twelve Months Ended
	Mar. 28,	Mar. 29,	% of Total
In millions	2003	2002	Fiscal 2003	Fiscal 2002

U.S. commercial	$ 3,859.9	$ 4,272.8	34%	37%
Europe	2,981.2	2,934.2	26	26
Other international	1,159.0	1,268.0	11	11
Global commercial	8,000.1	8,475.0	71	74

Department of Defense	1,967.8	1,796.6	17	16
Civil agencies	1,378.6	1,107.6	12	10
U.S. federal government	3,346.4	2,904.2	29	26

	$11,346.5 =========	$11,379.2 =========	100% =========	100% =========

Note:	The table presents revenue by market sector. Revenue by operating segment will be presented in the Company's Annual Report on Form 10-K.

Computer Sciences Corporation - Page 7	May 13, 2003

Consolidated Statements of Income
(unaudited)

	Fourth Quarter		Twelve Months Ended
	Mar. 28,	Mar. 29,	Mar. 28,	Mar. 29,
In millions, except per-share amounts	2003	2002	2003	2002

Revenues (a)	$3,079.1	$3,035.1	$11,346.5	$11,379.2

Costs of services (a, b)	2,402.9	2,384.5	9,068.2	9,187.2
Selling, general and administrative (b)	192.4	193.9	716.9	741.9
Depreciation and amortization (c)	221.8	218.9	810.3	810.8
Interest, net	33.4	33.9	134.3	142.5
Special items (d)	5.2	-	5.2
Total costs and expenses	2,855.7	2,831.2	10,734.9	10,882.4

Income before taxes	223.4	203.9	611.6	496.8
Taxes on income	60.7	62.8	171.4	152.7
Net income	$ 162.7 ========	$ 141.1 ========	$ 440.2 ========	$ 344.1 ========

Earnings per share:
Basic	$ 0.93 ========	$ 0.83 ========	$ 2.55 ========	$ 2.02 ========
Diluted	$ 0.93 ========	$ 0.82 ========	$ 2.54 ========	$ 2.01 ========

Common shares:
Outstanding	174.608	170.954	172.317	170.054
Assuming dilution	175.143	172.665	173.119	171.279

(See notes to consolidated financial statements below)

Computer Sciences Corporation - Page 8	May 13, 2003

Preliminary
Additional Financial Information
In millions, except per share amounts, ratios and percentages
(unaudited)

	Mar. 28,	Mar. 29,
	2003	2002

Selected Balance Sheet and Other Data (e)
Cash and cash equivalents	$ 299.6	$ 149.1
Receivables, net	3,320.2	2,753.9
Outsourcing contract costs, net	934.3	992.2
Property and equipment, net	1,977.3	1,908.0
Debt	2,479.7	2,204.1
Stockholders' equity	4,598.1	3,623.6

Debt as a percentage of total capitalization	35.0%	37.8%

(See notes to consolidated financial statements below)

	Fiscal 2002 (unaudited)
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
Amortization impact of SFAS No. 142,
"Goodwill and Other Intangible Assets"
Amortization of excess of cost of businesses
acquired over related net assets	$18.5	$19.4	$18.9	$18.5	$75.3
Amortization of employee workforce acquired	0.6	0.6	0.6	0.6	2.4
Total amortization expense	19.1	20.0	19.5	19.1	77.7
Tax adjustment	0.8	0.9	0.8	0.8	3.3
Amortization expense, net of tax	$18.3 =======	$19.1 =======	$18.7 =======	$18.3 =======	$74.4 =======

Amortization expense per share (diluted)	$0.11 =======	$0.11 =======	$0.11 =======	$0.11 =======	$0.43* =======

* Sum of quarterly per share amounts do not equal total year due to rounding.

Computer Sciences Corporation - Page 9	May 13, 2003

The following tables reconcile three non-GAAP financial measures, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), and free cash flow, to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP). The Registrant's management believes that EBIT performance and results of operations, and that free cash flow provides useful information to investors regarding the Registrant's liquidity and financial condition. In addition, all three non-GAAP financial measures are considered important measures by the financial analysts covering the Registrant and its peers.

GAAP Reconciliations
(In millions)

EBIT / EBITDA (unaudited)	Fourth Quarter		Fiscal Year
	2003	2002	2003	2002
EBITDA	$ 478.6	$ 456.7	$1,556.2	$1,450.1
Depreciation & Amortization	221.8	218.9	810.3	810.8
EBIT	256.8	237.8	745.9	639.3
Interest	33.4	33.9	134.3	142.5
Income Before Taxes	223.4	203.9	611.6	496.8
Income Taxes	60.7	62.8	171.4	152.7
Net Income	$ 162.7 =======	$ 141.1 =======	$ 440.2 =======	$ 344.1 =======

Net Income as a percent of revenue (d)	5.28%	4.65%	3.88%	3.02%

Free Cash Flow (unaudited)	Fourth Quarter		Fiscal Year
	2003	2002	2003	2002
Free Cash Flow	$ 321.8	$ 309.6	$ 237.0	$ 132.6
Cash flows used in investing activities	502.9	443.8	994.0	1,205.7
Acquisition, net of cash acquired	(177.5)	(10.1)	(185.2)	(51.7)
Dispositions	28.8	18.8	102.4	18.8
Cash flows provided by operating activities	$ 676.0 =======	$ 762.1 =======	$1,148.2 =======	$1,305.4 =======

(See notes to consolidated financial statements below)

Computer Sciences Corporation - Page 10	May 13, 2003

Notes to Consolidated Financial Statements

(a)

During the third quarter of fiscal 2003, the Securities and Exchange Commission Staff indicated the guidance in Emerging Issues Task Force (EITF) Issue No. 01-09, "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)" should be applied broadly to all forms of consideration provided by a vendor to its customer, and all arrangements in which an entity pays cash or other forms of consideration to its customers. Accordingly, such consideration is now accounted for as a reduction of revenue. The Company acquires information technology assets from outsourcing clients at negotiated prices and subsequently records the assets at their fair values. Any excess paid over the fair value amounts (the premium) is included in outsourcing contract costs and amortized over the contract life. In accordance with EITF Issue No. 01-09, amortization of premiums has been classified as a reduction of revenue beginning in the third quarter of fiscal 2003. Prior period amounts have been classified to conform to current year presentation. The revenues and total costs and expenses were both reduced by less than 1% with no impact on income.

(b)

During the third quarter of fiscal 2003, the Company reclassified the provision for doubtful accounts from costs of services to selling, general and administrative. Prior period amounts have been adjusted to conform to current year presentation.

(c)

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" effective March 30, 2002. One of the SFAS No. 142 requirements is that, upon adoption of the new standard, goodwill and certain intangible assets must no longer be amortized. Goodwill and employee workforce acquired amortization expense was $77.7 million ($74.4 million after tax), or 43 cents for fiscal 2002.

(d)

In connection with the DynCorp acquisition in March 2003, the Company reviewed its operations, product strategies and the carrying value of its assets. As a result, during the fourth quarter ended March 28, 2003, special items of $3.3 million after tax ($5.2 million before tax) or 2 cents per share (diluted) were recorded. The special items relate to software associated with prior CSC operations now redundant to similar assets acquired with DynCorp.

(e)

The Company has made a preliminary determination of the purchase price allocation related to the DynCorp acquisition. The Company continues to review the DynCorp acquisition and related purchase price allocation and accordingly the selected balance sheet data are subject to finalization. For additional information, refer to "Management's Discussion and Analysis" in the Company's fiscal 2003 10-K filing.